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                                                                EXHIBIT 99.1


O'CHARLEY'S INC.

NEWS RELEASE


CONTACTS:   Lawrence E. Hyatt                           Gene Marbach
            Chief Financial Officer                     Investor Relations
            O'Charley's Inc.                            Makovsky + Company
            (615) 782-8818                              (212) 508-9600

                    O'CHARLEY'S INC. ANNOUNCES MANAGEMENT AND
                             ORGANIZATIONAL CHANGES

NASHVILLE, Tenn. (December 1, 2005)-- O'Charley's Inc. (NASDAQ/NM: CHUX), a leading casual dining restaurant company, today announced that Mr. Steven J. Hislop, 45, has resigned, as O'Charley's Concept President, and as a member of the Company's Board of Directors. The Company has initiated a search for a new President for the O'Charley's concept. In the interim, O'Charley's Inc. Chairman and Chief Executive Officer Gregory L. Burns will also serve in the Concept President role.

The Company also announced that Mr. Richard D. May, 53, Chief Strategy Officer, has announced that he will resign at the end of the year, following the completion of the Company's strategic review process. His strategic planning responsibilities will be assumed by Mr. Lawrence E. Hyatt, 51, the Company's Chief Financial Officer.

Mr. Burns stated, "To guide our O'Charley's concept, we are seeking a proven leader with deep operational experience in the restaurant, hospitality or retail industries, and one who can develop and implement initiatives to drive sales, increase guest frequency, and improve operating margins through more efficient food, labor and energy costs. Additionally, our organization is striving to strengthen our relationship with each and every guest. We have a `Passion to Serve' vision and our new O'Charley's concept president will help us achieve our goal of being `Best of Class.' The O'Charley's concept is a proven one and will benefit greatly from new operational approaches. Given his experience in the retail, foodservice and the hospitality industries, we look forward to Larry Hyatt's increased involvement in the Company's strategic planning efforts. Finally, on behalf of the board, management team and all of the O'Charley's Inc. employees, I wish to thank Steve for his many years of loyal service to the company and all that he has meant to the O'Charley's team. We also wish to acknowledge the many valuable contributions Rich made to the Company during his tenure with us. We wish both of them well in their future endeavors."

OTHER MANAGEMENT AND ORGANIZATIONAL CHANGES ANNOUNCED

In addition to the departures of Mr. Hislop and Mr. May, O'Charley's also announced a number of management appointments and organizational changes intended to improve the organizational effectiveness and efficiency of the organization:

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       o  All real estate development activities, including site selection, development, construction, and equipment purchasing for all of the Company's restaurant concepts are being consolidated under James Quackenbush, 47, who has been promoted to the new position of Vice President of Corporate Real Estate Development. Mr. Quackenbush is a four-year veteran of Ninety Nine Restaurant & Pub, and previously spent over 20 years in real estate development at McDonald's Corporation. The Company expects this new structure to facilitate the sharing of knowledge and the achievement of other cost efficiencies in the construction and purchasing processes.

       o Susan Osterberg, 41, a 17-year veteran of O'Charley's and previously the Chief Support Officer for the Company, will become an Area Supervisor for the O'Charley's concept.

       o Diane Dillon, 39, has been promoted to Vice President of Corporate Communications, a newly-created position within the company. Previously a part of the Ninety Nine concept team, Diane will be responsible for all internal and external communications at the O'Charley's, Stoney River Legendary Steaks, and the Ninety Nine concepts. Ms. Dillon joined Ninety Nine in 1998 and has more than 15 years of marketing and communications expertise.

Commenting on the management and organizational changes, Mr. Burns stated "A big part of my focus is finding the right people to lead our transformation process and these individuals will play important roles in that effort. We have stated that we will be opening fewer restaurants in 2006 than we have in previous years and, as a result, we will streamline the development organization and processes under the direction of James Quackenbush. Susan Osterberg, with her customer-orientation and high level of energy, will focus on meeting the operational and performance goals of the O'Charley's concept as an Area Supervisor. Finally, communicating the progress of the transformation process to both external as well as internal audiences is central to its success and Diane Dillon is well-suited for this effort."

The Company expects that severance, relocation and other costs relating to the organizational and management changes announced today will impact fourth quarter results by $0.04 per diluted share. This charge was not reflected in the fourth quarter guidance issued by the Company with the release of its third quarter results on October 27.

ABOUT O'CHARLEY'S INC.

O'Charley's Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 347 restaurants under three brands: O'Charley's, Ninety Nine Restaurant and Pub, and Stoney River Legendary Steaks. The Company operates 225 company-owned O'Charley's restaurants in 17 states in the Southeast and Midwest, and has four franchised O'Charley's restaurants in Michigan and two joint venture O'Charley's restaurants in Louisiana. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh-cut salads with special-recipe salad dressings and signature caramel pie. The Company operates Ninety Nine Restaurant & Pub restaurants in 109 locations

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throughout Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode
Island, Vermont and Pennsylvania. Ninety Nine has earned a strong reputation for providing generous portions of high-quality food at moderate prices in a comfortable, relaxed atmosphere. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Company operates seven Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky, Ohio and Tennessee. The dinner-only steakhouse concept appeals to both upscale casual dining and fine dining customers by offering high-quality food and attentive customer service typical of high-end steakhouses at more moderate prices.

FORWARD LOOKING STATEMENT

This press release and statements made by or on behalf of the Company relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, including the risks described in the Company's filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


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